UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                         Commission File Number: 0-16472

----------------------- ---------------- ------------------
|_| Form 10-KSB           |_| Form 20-F      |_| Form 11-K
----------------------- ---------------- ------------------

----------------------- ---------------- ------------------
|X| Form 10-QSB           |_| Form N-SAR     |_| Form N-CSR
----------------------- ---------------- ------------------


                      For Period Ended: September 30, 2005

|_| Transition Report on Form 10-K    |_| Transition Report on Form 20-F
|_| Transition Report on Form 11-K    |_| Transition Report on Form 10-Q
|_| Transition Report on Form N-SAR

           For the Transition Period Ended: _________________________

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         Part I - Registrant Information
                         -------------------------------

                                 ICF CORPORATION
                                 ---------------
                            (Full Name of Registrant)

                             4030 Pike Lane, Suite C
                             -----------------------
            Address of Principal Executive Office (Street and Number)

                            Concord, California 94520
                            -------------------------
                           (City, State and Zip Code)

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                       Part II - Rules 12b-25(b) and d (c)
                       -----------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;


|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and


      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                              Part III - Narrative
                              --------------------

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The Registrant requires additional time to file a complete and accurate report which includes all appropriate disclosures. The Registrant anticipates that its Form 10-QSB will be filed within the time period required by Rule 12b-25 of the Securities Exchange Act of 1934, as amended.

                           Part IV - Other Information
                           ---------------------------

(1) Name and telephone number of person to contact in regard to this notification:

    Janice B. Fuellhart                                       (925) 849-1400
    -------------------                                       --------------
         (Name)                                             (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof
|_| Yes |X| No


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                                 ICF Corporation
         ---------------------------------------------------------------
                  (Name of Registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 14, 2005                    By:  /s/ Janice B. Fuellhart
      -----------------                         -----------------------
                                                Name:    Janice B. Fuellhart
                                                Title:   Chief Executive Officer

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